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                                                                Exhibit 10.14(i)

                        ANTHEM DEFERRED COMPENSATION PLAN

ARTICLE I. INTRODUCTION.

      The Anthem Deferred Compensation Plan (the "Plan") is maintained to provide a means for the payment of deferred compensation to a select group of key senior management or highly compensated employees of the Company and certain of its subsidiaries, as hereinafter defined, in recognition of their substantial contributions to the operation of the Company, and to provide those employees with an opportunity for additional financial security as an inducement to them to remain in the employment of the Company.

      The Plan is a successor plan to The Associated Group Financial Security Program Deferred Compensation Plan (the "Prior Plan").

      Effective January 1, 1994, Deferral Accounts of participants in the Prior Plan (as defined therein) were transferred by the Company to The Associated Group Deferred Compensation Plan. Employees had no right to elect to receive or further defer their Deferral Accounts in connection with the transfer.

      Effective July 1, 1996, the name of the Plan was changed from The Associated Group Deferred Compensation Plan to the Anthem Deferred Compensation Plan.

      Effective January 1, 1997, the Plan is amended and restated in its entirety.

ARTICLE II. DEFINITIONS AND RULES OF CONSTRUCTION.

2.1 Definitions. The following words and phrases, when capitalized, have the following meanings:

      (a) "Annual Base Salary" means, with respect to a Participant for a Plan Year, the Participant's regular recurring wages and salary, and vacation or paid time off pay received from the Company; provided, however, that "Annual Base Salary" shall not, for purposes of this Plan, include the regular base salary and bonus, if any, for a Plan Year, of a Participant whose compensation is determined, estimated or measured based exclusively on the production of the Participant, whether measured in fees for services performed, number of managed care patients, or other production units. "Annual Base Salary" does not include compensation paid in lieu of vacation or paid time off; overtime payments; bonuses; severance pay; Incentive Compensation; Commission Earnings; Defined Contribution Plan, Pension Plan, or other plan contributions or benefits paid by the Employer; retainers; insurance premiums or benefits; or direct reimbursements; but shall include amounts deferred under Code section 125 or 401(k) plans.

      (b) "Automatic Lump Sum Cashout Amount" means the amount set forth in Appendix B hereto.
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      (c) "Before-Tax Matched Contribution" means the salary deferral contribution a Participant may make to the Defined Contribution Plan in which the Participant participates for which an allocation of an employer contribution, if any, would be made on a matching basis.

      (d) "Beneficiary" is defined in Section 6.8.

      (e) "Board" means the Board of Directors of Anthem Insurance Companies,
Inc.

      (f) "Code" means the Internal Revenue Code of 1986, as amended.

      (g) "Commission Earnings" means commission compensation based on the sale of products or services.

      (h) "Committee" means the Anthem Pension Committee, or such other committee as shall be designated by the Board.

      (i) "Company" means Anthem Insurance Companies, Inc. and any affiliated company whose Board of Directors shall elect to participate in the Plan, provided that such participation must be approved by the Committee. A list of such participating companies is attached hereto as Exhibit A.

      (j) "Declared Rate" means (i) prior to January 1, 1996, the 120-month rolling average rate of United States Treasury Notes determined as of the month of September of the preceding Plan Year and shall be based on the monthly average rates for the 120 months ending with that September 30, and (ii) effective on and after January 1, 1996, the average of the monthly average rates of the 10-year United States Treasury Note for the 12 months ending on September 30 of the preceding Plan Year plus 150 basis points. The Committee reserves the right, in its sole discretion, to change the method of determining or to increase or decrease the interest rate which is credited to Participants' accounts, but the interest rate shall not be decreased for periods prior to such action.

      (k) "Deferral Account" means the bookkeeping account pursuant to which each Participant's interest under this Plan and, if applicable, under the Prior Plan, is determined.

      (l) "Defined Contribution Plan" means the Anthem 401(k) Long Term Savings Investment Plan, as amended from time to time, and any other qualified defined contribution plan of the Company designated by the Committee in which the Participant is a participant.

      (m) "Direct Cash Compensation" means, with respect to a Participant for a Plan Year, the sum of (1) the Participant's Annual Base Salary and (2) the Participant's

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Incentive Compensation and (3) the Participant's Commission Earnings, including any part of his compensation that he elects to defer under this Plan. Direct Cash Compensation shall not include any amounts payable under the Company's long-term incentive plan or similar items.

      (n) "Disability" has the same meaning as set forth in the Defined Contribution Plan.

      (o) "Distribution Date" shall mean the date elected by the Participant in accordance with Section 6.5.

      (p) "Eligible Employee" means a full-time or part-time key management or other highly compensated Employee of the Company who is selected by the Committee as an individual who has the opportunity to impact significantly the annual operating success of the Company. A non-resident alien who receives no income from sources within the United States shall not be deemed to be an Eligible Employee. Any Employee who is included in a unit of employees covered by a negotiated collective bargaining agreement where there exists evidences that retirement benefits were the subject of good faith bargaining, shall not be deemed to be an Eligible Employee, unless the agreement provides for participation in the Plan.

      (q) "Employee" means a person employed by the Company on a salaried basis, commission basis, or salary plus commission basis.

      (r) "Enrollment Agreement" means the agreement between an Eligible Employee and the Company pursuant to Section 3.1.

      (s) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

      (t) "Incentive Compensation" means, with respect to a Participant, the compensation that is awarded to the Participant under the Incentive Plan. "Incentive Compensation" shall not include any compensation payable under the Incentive Plan in a form other than cash. Commission Earnings are not considered "Incentive Compensation."

      (u) "Incentive Deferral Participant" means a Participant who is designated by the Committee individually or as a member of a group permitted to elect an Incentive Deferral Option.

      (v) "Incentive Plan" means the Anthem Annual Incentive Plan, as amended from time to time, and any other bonus or incentive compensation plans, programs or other arrangements sponsored by the Company from time to time and determined by the Committee to be an annual "Incentive Plan" for purposes of the Plan.

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      (w) "Participant" means an Eligible Employee who has executed an
Enrollment Agreement in accordance with Section 3.1.

      (x) "Pension Plan" means the Anthem Cash Balance Pension Plan, as amended from time to time, or such other qualified defined benefit pension plan of the Company designated by the Committee in which the Participant is a participant.

      (y) "Plan Year" means the calendar year.

      (z) "Retirement" means termination of a Participant's employment, for any reason other than death, on or after the date the Participant attains age 55 or, effective December 1, 1995, pursuant to the Early Retirement Program announced August 18, 1995.

      (aa) "Termination of Employment" means termination from employment with the Company and all affiliates of the Company.

2.2 Rules of Construction. The following rules of construction shall govern in interpreting the Plan:

      (a) The provisions of this Plan shall be construed and governed in all respects under and by the internal laws of the State of Indiana, to the extent not preempted by federal law.

      (b) Words used in the masculine gender shall be construed to include the feminine gender, where appropriate.

      (c) Words used in the singular shall be construed to include the plural, where appropriate, and vice versa.

      (d) The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

      (e) If any provision of the Plan shall be held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

      (f) The Plan shall be construed and interpreted as an unfunded plan for purposes of the Code, and with respect to the Defined Contribution Restoration Option, an unfunded excess benefit Plan within the meaning of ERISA section 3(36), and with respect to the Plan as a whole, an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA section 201(2).

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ARTICLE III. DEFERRAL OF COMPENSATION.

3.1 Election to Participate.

      (a) General. Before the beginning of each Plan Year, the Committee shall provide each Eligible Employee with a procedure to enroll in the Plan. Such procedure may be either a written form, electronic/computer response system, or telephonic response system, all of which shall be referred to herein as the Enrollment Agreement. An Eligible Employee may enroll in the Plan by filing or submitting a completed Enrollment Agreement with the Committee within the time prescribed by the Committee and prior to the first day of the Plan Year. On the Enrollment Agreement, the Eligible Employee shall indicate his election of the deferral options described in Section 3.2 (other than 3.2(c)) and designate the amounts by which his aggregate cash compensation will be reduced under each elected deferral option for the Plan Year. An election made in accordance with this Section shall be effective as of the first day of the Plan Year, shall be irrevocable, and shall cease to be effective after the last day of the Plan Year. In addition, the Committee, in its sole discretion, may permit new Eligible Employees to enroll in the Plan during a Plan Year and make irrevocable prospective elections to defer a portion of their cash compensation earned during the period within the Plan Year following the date of his election.

      (b) Incentive Deferral Option Election. A separate enrollment procedure may be adopted by the Committee with respect to elections to defer Incentive Compensation. An election made in accordance with this Section 3.1(b) shall be made prior to the date the Incentive Compensation is earned, determined or paid, shall be effective when made and shall be irrevocable.

      (c) Extraordinary Events. From time to time, the Company may determine to pay some or all Incentive Compensation in the Plan Year during which the services to which the Incentive Compensation relates are performed. In such an event, the Committee may, but is not required to, permit a special Enrollment procedure, which shall permit an Eligible Employee to make an election of his deferral option with respect to the Incentive Compensation, provided, however, that the election shall be made prior to the time the Incentive Compensation is constructively or actually received.

3.2 Deferral Options. An Eligible Employee may elect to defer a portion of his cash compensation for the Plan Year under one or more of the following deferral options:

      (a) Defined Contribution Restoration Option. Under this option, a Participant may elect to defer a portion of his Direct Cash Compensation for the Plan Year, up to an amount equal to the difference between (1) the highest maximum allowable percent of compensation that non-highly compensated participants are allowed to defer as a Before-Tax Matched Contribution under the Defined Contribution Plan for that Plan Year multiplied by his Direct Cash Compensation and (2) the maximum amount of Before-Tax Matched Contributions that the Participant is permitted to make to the Defined

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Contribution Plan for that Plan Year due to the limitations imposed on his deferrals by the annual deferral percentage test of Code paragraph 401(k)(3), the compensation limitations of Code paragraph 401(a)(17), and the maximum deferral limitations of Code paragraph 402(g)(1). A Participant may not elect to defer a portion of his Direct Cash Compensation under this option until the Participant has satisfied any applicable requirements for participation in the Defined Contribution Plan in which he is eligible to participate and has elected to make the maximum allowable Before-Tax Matched Contribution under the Defined Contribution Plan for the Plan Year.

      (b) Supplemental Contribution Option. Under this option, a Participant may elect to defer a percentage of his Annual Base Salary. Any deferrals made under the Defined Contribution Restoration and Supplemental Contribution Options shall not exceed 100% of Annual Base Salary through May 31, 1997. As of June 1, 1997, deferrals made pursuant to the Supplemental Contribution Option shall not exceed 80% of Annual Base Salary.

      (c) Incentive Deferral Option. Under this option, an Incentive Deferral Participant may elect to defer, through October 14, 1997, up to 100% of his Incentive Compensation and, as of October 15, 1997, up to 80% of his Incentive Compensation.

      (d) Special Payment Deferral. Under this option, a Participant may elect to defer all or a portion of other types of compensation (such as payments related to an acquisition); provided, however, that no election to defer may be made with respect to such payments if the plan, program or arrangement would have permitted the participant to defer receipt of the payment. These elections must be pre-approved by the Committee.

3.3 Crediting of Deferred Amounts. All the amounts deferred by a Participant shall be credited to his Deferral Account on the same date as those amounts would otherwise have been paid to the Participant or credited to his accounts under the Defined Contribution Plan.

3.4 Suspension or Cessation of Deferrals. With the written consent of the Committee, a Participant may suspend deferrals due to an unforeseeable financial emergency, as that term is defined in Section 6.6. Suspension or cessation of deferrals shall in no way affect a Participant's rights or benefits with respect to amounts already deferred under the Plan. A suspended participant may not recommence deferrals until the Plan Year beginning at least twelve (12) months after the suspension.

3.5 Disability. If a Participant suffers a Disability, deferrals and matching contributions that otherwise would have been credited to the Participant's Deferral Account under this Plan shall cease as of the date of Disability. The Participant's Deferral Account will continue to earn interest under Section 5.2 during the period of Disability.

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3.6 Ineligible Employees. Any Participant who ceases to be an Eligible Employee but has not incurred a Termination of Employment shall cease to be eligible to make deferrals under Article III or to be credited with employer contributions under Article IV, but he shall continue to have a Deferral Account and to be credited with interest on his Deferral Account under Section 5.2 and shall be entitled to receive benefits under Article VI.

ARTICLE IV. EMPLOYER CREDIT.

4.1 Restorative and Incentive Deferral Matching Credit. Effective for Plan Years beginning on or after January 1, 1994, the Company shall credit a Participant with a contribution for each Plan Year equal to the amount deferred by the Participant pursuant to Sections 3.2(a) and 3.2(c) multiplied by the rate of Company matching contributions provided under the Defined Contribution Plan in which the Participant participates during such Plan Year. The Company's Restorative Matching Credit shall be credited to the Participant's Deferral Account on the same date as matching contributions are credited to Participant's accounts under the Defined Contribution Plan in which the Participant participates, and interest will be credited as earned from the date credited.

4.2 Defined Contribution Augmentation Credit. Effective for Plan Years beginning on or after January 1, 1994, if a Participant has made the maximum allowable Before-Tax Matched Contribution to the Defined Contribution Plan in which the Participant participates during a Plan Year, the Company shall credit such Participant's Deferral Account for such Plan Year, provided the Participant is employed on the last day of the Plan Year, with an amount equal to: (a) Participant's Direct Cash Compensation for such Plan Year, multiplied by (b) the maximum salary deferral percentage of Before-Tax Matched Contribution a non-highly compensated employee participating in the Defined Contribution Plan in which the Participant participates may make to such Plan for the Plan Year, multiplied by (c) the rate of Company matching contribution provided for under the Defined Contribution Plan in which the Participant participates during the Plan Year, minus (d) the amount of matching contribution the Participant was credited under the Defined Contribution Plan in which the Participant participates for such Plan Year (without adjustment for earnings or losses thereon), minus (e) the Matching Credit the Participant is credited with for such Plan Year under Section 4.1 hereof (before interest credits). This credit will be made annually as soon as administratively feasible after the end of the Plan Year, and interest will be credited as earned from the first day of the then-current Plan Year.

4.3 Prior Year. For Plan Years ending prior to January 1, 1994, the Company's obligations to credit contributions shall be as determined under the Prior Plan.

ARTICLE V. PARTICIPANTS' ACCOUNTS.

5.1 Participants' Accounts. The Committee shall create and maintain adequate records to disclose the interest in the Plan of each Participant and Beneficiary. Records

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shall be in the form of individual bookkeeping accounts, and credits and charges shall be made to those accounts pursuant to Articles III and IV and the following provisions of Article V. Each Participant shall have a separate Deferral Account. The Participant's interest in his Deferral Account shall at all times be fully vested.

5.2 Interest on Accounts. Each Participant's Deferral Account shall be credited with interest as provided in this Section 5.2.

      (a) Disability/Retirement/Survivor Interest. The Deferral Account of a Participant who has a Disability, attains Retirement or dies while an Employee shall be deemed to bear interest from the date it was established through the end of the quarter ending prior to the date distribution begins at a rate equal to 125% of the Declared Rate for each Plan Year. Interest will be credited in the manner determined by the Committee from time to time in its sole discretion.

      (b) Other Interest. The Deferral Account of a Participant who terminates employment with the Company other than by reason of Retirement or death shall be deemed to bear interest from the date it was established to the end of the quarter ending prior to the date distribution begins at the Declared Rate for each Plan Year. Interest will be credited in the manner determined by the Committee from time to time in its sole discretion.

      (c) Crediting of Interest. The Deferral Account of a Participant shall be credited with interest determined in accordance with (b) above unless and until such time as (a) applies, at which time interest shall be redetermined. In the event of Termination of Employment, interest shall be credited through the end of the calendar quarter in which termination occurs.

5.3 Valuation of Accounts. The value of a Participant's Deferral Account as of any date shall equal the dollar amount of any deferrals and employer contributions credited to the Deferral Account, increased by the interest credited to the Deferral Account in accordance with Section 5.2 through the immediately preceding crediting date, and decreased by the amount of any payments made from the Deferral Account to the Participant or his Beneficiary since the immediately preceding crediting date.

5.4 Annual Report. Within a reasonable time following the end of each Plan Year, the Committee shall provide to each Participant a written statement of the amount standing to his credit in the Deferral Account as of the end of that Plan Year.

ARTICLE VI. PAYMENT OF DEFERRED COMPENSATION.

6.1 Payments Upon Retirement.

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      (a) General Rule. Except as provided in Section 6.7 or 6.1(b), upon
Retirement a Participant's Deferral Account (including any deferrals pursuant to Section 3.2(c) hereof) shall be distributed to him in ten (10) substantially equal annual installments, the sum of which shall equal the value of the Participant's Deferral Account as of the date of his Retirement plus the interest on the unpaid balance of the Deferral Account, at the rate set forth in
Section 5.2(a) as of the end of the quarter prior to the date distribution begins, during the payout period. The first annual installment shall be paid at the end of the month following the calendar quarter in which the Participant's Retirement Date occurs. Subsequent annual installments shall be paid on each anniversary of the initial payment until the full amount has been paid.

      (b) Retirement Payout Alternative Election. In lieu of the ten (10) year payment in 6.1(a) above, a Participant may elect a single lump sum payment or a payout period of five (5) years (for elections made prior to January 1, 1995, a Participant may elect payout periods of three (3) years, five (5) years, or fifteen (15) years). Elections must be made within three months of initial entry in the Plan and are irrevocable; provided, however, that no later than one year prior to the date distribution is to commence, a Participant may modify his election. Installments and account balances shall be determined as set forth in
Section 6.1(a).

      (c) Effect of Recommencement of Employment. Should the Participant re-commence employment with the Company, (a) payment of benefits under the Plan shall be suspended and (b) the Participant shall be eligible to begin participation in the Plan as of January 1 coincident with or next following the date his employment re-commenced (provided that the Participant is then an Eligible Employee).

6.2 Payments upon Disability. If a Participant's Disability continues without interruption for a full calendar quarter beyond the date deferrals and contributions cease pursuant to Section 3.5, the Participant shall be treated for purposes of this Plan as if he had Retired and, except as provided in
Section 6.7, his Deferral Account shall be distributed pursuant to Section 6.1 as if he had retired on the last day of such full calendar quarter. Should the Participant recover from such Disability and re-commence employment with the Company, (a) payment of benefits under the Plan shall be suspended and (b) the Participant shall be eligible to begin participation in the Plan as of the January 1 coincident with or not following the date his employment re-commenced (provided the Participant is then an Eligible Employee).

6.3 Payments upon Termination.

      (a) General Rule. Except as provided in Section 6.7 or in Section 6.3(b), in the event of a Participant's Termination of Employment for any reason other than death, Disability, or Retirement, a Participant's Deferral Account (including any deferrals pursuant to Section 3.2(c) hereof) shall be distributed as provided to him in five (5) substantially equal annual installments, the sum of which shall equal the value of the Participant's Deferral Account as of the date of his Termination of Employment plus the

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interest on the unpaid balance of the Deferral Account, at the rate set forth in
Section 5.2(b) as of the end of the quarter prior to the date distribution begins, during the payout period. The first annual installment shall be paid at the end of the month following the calendar quarter in which the Participant's Termination of Employment date occurs. Subsequent annual installments shall be paid on each anniversary date of the initial payment until the full amount has been paid.

      (b) Termination Payout Alternative Election. In lieu of the period set forth in 6.3(a) above, a Participant may elect to have his account balance distributed in a single lump sum. The election must be made at least within three (3) months of initial entry into the Plan and is irrevocable; provided, however, that at least one year prior to the date of Termination of Employment a Participant may modify his election

      (c) Effect of Recommencement of Employment. Should the Participant re-commence employment with the Company, (a) payment of benefits under the Plan shall be suspended and (b) the Participant shall be eligible to begin participation in the Plan as of the January 1 coincident with or next following the date his employment re-commenced (provided the Participant is then an Eligible Employee).

6.4 Payments Upon Death. If a Participant dies, his remaining Deferral Account shall be distributed as provided in this Section.

      (a) Death Prior to Distribution Commencement. If a Participant dies before distribution of his Deferral Account has begun, the value of his Deferral Account, determined as of the last day of the calendar quarter following the date of his death, shall be distributed to his Beneficiary in a single lump sum payment as soon as practicable after the end of the calendar quarter in which the Participant's death occurs. The value of the Participant's Deferral Account shall be also be determined as of the date of his death, for estate tax purposes.

      (b) Death After Distribution Commencement. If a Participant dies after distribution of his Deferral Account has begun, his remaining Deferral Account, if any, shall be distributed to his Beneficiary under the method and at the time of distribution in effect as of the date of the Participant's death.

6.5 Alternative Payment for Incentive Deferrals. Subject to approval of the Committee, at the time a Participant files an Enrollment Agreement with the Committee, he may irrevocably specify on that Enrollment Agreement the time of distribution of any Incentive Compensation deferred under that Agreement pursuant to Section 3.2(c) of the Plan. Payments shall be made as soon as practicable following the Distribution Date, unless the account has been distributed earlier pursuant to Sections 6.1-6.4 hereof. A Participant may not elect distribution of his deferred Incentive Compensation to begin earlier than one year after the year of his deferral election.

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6.6 Payments upon Financial Emergency. A Participant or Beneficiary, upon written application to and consent of the Committee and after all loans available under the Defined Contribution Plan have been made, may withdraw some or all of the balance of his Deferral Account if the Committee, in its sole discretion, determines that the requested withdrawal is on account of an unforeseeable financial emergency and that the amount to be withdrawn does not exceed the amount necessary to satisfy the financial emergency. Withdrawals under this Section shall not be permitted to the extent that the financial emergency may reasonably be relieved through (a) reimbursement or compensation by insurance or otherwise, (b) liquidation of the Participant's or Beneficiary's assets (to the extent liquidation would not in itself cause a financial hardship) or (c) suspension or cessation of deferrals under the Plan pursuant to
Section 3.4. For purposes of this Section, an "unforeseeable financial emergency" means an immediate and heavy financial need of the Participant or Beneficiary which satisfies or would have satisfied the requirements established for hardship withdrawals under the Defined Contribution Plan applicable to the Participant. In the event of a withdrawal from this Plan and the Defined Contribution Plan is available to the Participant due to an unforeseeable financial emergency, such withdrawal shall first be made from this Plan. A Participant who makes a withdrawal under this section must suspend deferrals pursuant to Section 3.4.

6.7 Automatic Lump Sum Cashout Payment. Notwithstanding any other provision of this Plan, if the remaining value of a Participant's Deferral Account upon Retirement, Disability, Termination of Employment, or death does not exceed the applicable Automatic Lump Sum Cashout Amount (as defined in Appendix B), the balance of his Deferral Account shall be distributed in the form of a single lump sum payment to the Participant or his Beneficiary.

6.8 Beneficiary. A Participant's "Beneficiary" shall be the person or persons, including a trustee, designated in writing by the Participant pursuant to practices of, or rules prescribed by, the Committee, as the recipient of a benefit payable under the Plan following the Participant's death. To be effective, a Beneficiary designation must be filed with the Committee on a form prescribed by the Committee. The last such beneficiary designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof shall be effective unless received by the Committee prior to the Participant's death and in no event shall it be effective as of a date prior to such receipt. If a proper designation is not on record with the Committee, the Participant's Beneficiary shall be the Participant's spouse or, if there is no spouse, the Beneficiary shall be the Participant's estate.

ARTICLE VII. ADMINISTRATION.

7.1 Administrator. The Anthem Pension Committee, or such other Committee as shall be designated by the Board, shall be the administrator of the Plan. The Committee shall hold membership at the pleasure of the Board and shall consist of the number of members that is specified from time to time by the Board.

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7.2 Notices. Any notice or filing required or permitted to be given to the
Committee or Company under the Plan shall be sufficient if it is in writing and hand delivered, or sent by registered or certified mail, to the Company at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

7.3 Powers and Duties of the Committee. Subject to the specific limitations stated in this Plan, the Committee shall have the following powers, duties, and responsibilities:

      (a) to carry out the general administration of the Plan;

      (b) to cause to be prepared all forms necessary or appropriate for the administration of the Plan:

      (c) to keep appropriate books and records;

      (d) to determine amounts to be disbursed to Participants and others under the provisions of the Plan;

      (e) to determine, consistent with the provisions of this instrument, all questions of eligibility, rights, and status of Participants and others under the Plan;

      (f) to exercise all other powers and duties specifically conferred upon the Committee elsewhere in this instrument;

      (g) to interpret, in its full discretion, the terms of the Plan and the benefits payable pursuant to it and to resolve, in its full discretion, all disputed questions of Plan interpretation and benefit eligibility. All decisions of the Committee shall be by vote of a majority of its members and shall be final and binding; and

      (h) to delegate all or a part of its powers, duties or responsibilities to other persons or entities, in its discretion.

7.4 Appeals to Committee.

      (a) General. Eligible Employees may request that the Committee review a decision of the Committee (other than a determination of whether an Employee is an Eligible Employee) by filing an appeal in writing with the Committee pursuant to such procedures as the Committee may establish. The Committee may set a time limit for such appeals. Each appeal shall be filed individually by the Eligible Employee on his own behalf. Appeals shall be reviewed by the Committee in the ordinary course of conduct of the Committee's business. Any adjustments shall be made prospectively.

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      (b) Enrollment. In the case of appeals relating to failure to enroll in the Plan or errors in enrollment, the appeal must be received by the Committee no later than January 31 of the year with respect to which enrollment is appealed. If upon review of the appeal, the Committee determines that an adjustment is required, the adjustment will be made prospectively beginning with the first payroll cycle beginning on or after the thirtieth (30th) day following the Committee's determination.

ARTICLE VIII. AMENDMENT AND TERMINATION.

8.1 Amendment. The Board reserves the right to amend the Plan at any time by written instrument, with written notice given to each Participant in the Plan. No amendment shall reduce any account balances credited prior to the date of the amendment.

8.2 Termination. The Board reserves the right to terminate the Plan at any time as it deems appropriate. Upon termination of the Plan, no further deferrals or credits shall be made to the Plan. The value of a Participant's Deferral Account shall be determined as of the date of the Plan's termination. Distributions shall be made at the time and under the terms and conditions as the Company, in its sole discretion, shall determine, but shall commence no later than the earlier of a Participant's Retirement, death, Disability, Termination of Employment or Distribution Date.

ARTICLE IX. MISCELLANEOUS.

9.1 Relationship. Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Company, Participants, Beneficiaries, or any other persons. The Plan is intended to be unfunded for purposes of the Code and ERISA. The right of Participants and Beneficiaries to receive payment of deferred compensation is strictly a contractual right to payment, and this Plan does not grant nor shall it be deemed to grant Participants, Beneficiaries, or any other person any interest in or right to any of the funds, property, or assets of the Company other than as an unsecured general creditor of the Company.

9.2 Other Benefits and Plans. Nothing in this Plan shall be deemed to prevent Participants from receiving, in addition to the deferred compensation provided for under this Plan, any funds that may be distributable to them at any time under any other present or future retirement or incentive plan of the Company, other than as a result of excluding deferred amounts under the terms of a qualified retirement plan of the Company.

9.3 Anticipation of Benefits. Neither Participants nor Beneficiaries shall have the power, except by will or the law of descent and distribution, to transfer, assign, anticipate, pledge, alienate, or otherwise encumber in advance any of the payments that may become due under this Plan, and any attempt to do so shall be void. Any payments that may become due under this Plan shall not be subject to attachment, garnishment, or execution or be transferable by operation of law in the event of bankruptcy or insolvency of a Participant.

9.4 Obligations to Company. If a Participant becomes entitled to a distribution of deferred compensation under the Plan, and if at that time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Committee may determine in its sole discretion to offset the amount owing to the Company against the distribution.

9.5 Employment Not Guaranteed. Nothing contained in this Plan nor any action taken under the Plan shall be construed as a contract of employment or as giving any Employee any right to be retained in employment with the Company.

9.6 Protective Provisions. Each Participant shall cooperate with the Company and the Committee by furnishing any and all information requested by the Company or the Committee in order to facilitate the payment of benefits under the Plan, by taking any relevant actions as may be requested by the Company or Committee. If a Participant refuses to so cooperate, the Company shall have no further obligation to the Participant or his Beneficiary under this Plan, other than to distribute to the Participant the cumulative deferrals he has already made pursuant to the Plan.

9.7 Waiver of Breach. The Company's waiver of any Plan provision shall not operate or be constructed as a waiver of any subsequent breach by the Participant or an agreement to grant a waiver with respect to a subsequent breach.

9.8 Successors or Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9.9 Tax Withholding. All amounts deferred, credited or distributed pursuant to the Plan shall be subject to withholding to the extent required by applicable federal, state, and local laws, and, if applicable, FICA tax, and the Committee may make such arrangements for the payment of any withholding taxes on distributions as it deems satisfactory, including, (i) deducting the amount required to be withheld from salary or any other amount then or thereafter payable to a Participant, beneficiary or legal representative, and (ii) requiring a Participant, Beneficiary or legal representative to pay to the Company the amount required to be withheld as a condition of releasing the distributions related thereto.

9.10 Indemnification. No member of the Committee or the Board shall be personally liable by reason of any contract or other instrument executed by such member or on such member's behalf in his or her capacity as a member of the Committee for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

IN WITNESS WHEREOF, the Company has executed this Plan to be effective as of January 1, 1997.


                  By:         /s/ L. Ben Lytle
                     ----------------------------------------
                                  L. Ben Lytle
                       President & Chief Executive Officer

                                   APPENDIX A

                             PARTICIPATING EMPLOYERS
                              As Of January 1, 1997
                            (unless otherwise noted)

Acordia Claims, Inc. (As of August 15, 1997)
Acordia Healthcare Solutions, Inc. (As of August 1, 1997)
Acordia of Central Indiana, Inc. (As of August 1, 1997)
Acordia of Evansville, Inc. (As of August 1, 1997)
Acordia of Lexington, Inc. (As of August 1, 1997)
Acordia of Louisville, Inc. (As of August 1, 1997)
Acordia of Northwest, Inc. (As of August 1, 1997)
Acordia Senior Benefits, Inc. (As of August 1, 1997)
Acordia Senior of the Southeast, Inc. (As of August 1, 1997)
AdminaStar Communications, Inc. (January 1, 1997 through March 31, 1997) AdminaStar Federal, Inc.
AdminaStar, Inc.
American Health Network of Indiana, Inc.
American Health Network of Kentucky, Inc.
American Health Network of Ohio, Inc.
American Health Network of Ohio Professional Corporation
American Health Network, Inc.
Anthem Benefit Services, Inc.
Anthem Casualty Insurance Group, Inc. (January 1, 1997 through June 30, 1997) Anthem Health & Life Insurance Company of New York
Anthem Insurance Companies, Inc.
Anthem Life Insurance Company of Indiana
Anthem Prescription Management, Inc.
Anthem Transition Corp. (As of August 1, 1997)
Community Insurance Company
CorePoint MCO, Inc. (As of August 15, 1997)
Corporate Claims Services, Inc. (As of August 15, 1997)
Davis & Associates, Inc. (As of August 15, 1997)
Executive & Employee Benefit Plans, Inc.
Southeastern Group, Inc.
SpecialMed of Indiana, Inc.
Wright Health Associates, Inc.

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

                                   APPENDIX B

                       AUTOMATIC LUMP SUM CASHOUT AMOUNTS

Employment Termination Date                                            Amount
---------------------------                                            ------

Prior to January 1, 1995                                               $15,000

On or after January 1, 1995 and                                        $25,000
prior to January 1, 1996

On or after January 1, 1996 and                                        $35,000
prior to January 1, 1997

On or after January 1, 1997 and                                        $45,000
prior to January 1, 1998

On or after January 1, 1998                                            $55,000

                                       17